Exhibit 10.2                                Senior Credit Facility between the Company and MGM Funding LLC
Execution Copy

CREDIT AGREEMENT

by and between

BROOKRIDGE FUNDING SERVICES, LLC

and

MGM FUNDING, LLC

________________

Dated as of December 7, 2009

TABLE OF CONTENTS

1.	AMOUNT AND TERMS OF THE LOANS	1
1.01.	Loans	1
1.02.	Note	1
1.03.	Procedure for Borrowing	2
1.04.	Termination, Reduction or Increase of Maximum Amount	2
1.05.	Payments of the Loans	3
1.06.	Treatment and Application of Payments	3
1.07.	Use of Proceeds	4
1.08.	Guarantee	4
1.09.	Security Agreement	4
2.	INTEREST, FEES, YIELD PROTECTIONS, ETC.	5
2.01.	Interest Rate and Payment Dates	5
2.02.	Taxes; Net Payments	6
2.03.	Lender's Records	6
3.	REPRESENTATIONS AND WARRANTIES	6
3.01.	Existence and Power; Subsidiaries	6
3.02.	Authority and Execution	7
3.03.	Binding Agreement	7
3.04.	Absence of Defaults; No Conflicting Agreements	7
3.05.	Consents	7
3.06.	Litigation	8
3.07.	Compliance with Applicable Laws	8
3.08.	Taxes	8
3.09.	Governmental Regulations	8
3.10.	Federal Reserve Regulations; Use of Loan Proceeds	9
3.11.	Property	9
3.12.	Plans	9
3.13.	Environmental Matters	10
3.14.	Security Interests	10
3.15.	No Misrepresentation	10
3.16.	Solvency	11
4.	CONDITIONS TO EFFECTIVENESS AND RIGHT OF BORROWER TO REQUEST LOANS	11
4.01.	Conditions Precedent to Effectiveness	11
4.02.	Certain Conditions Precedent to Each Loan Request	15
5.	AFFIRMATIVE COVENANTS	16
5.01.	Financial and Other Information	16
5.02.	Existence, Maintenance of Properties, Insurance, Licenses	18
5.03.	Payment of Taxes, Indebtedness, etc.	19
5.04.	Maintenance of Records; Inspection; Collateral Audit	19
6.	NEGATIVE COVENANTS	19
6.01.	Indebtedness	19
6.02.	Liens	19
6.03.	Merger, Sale of Assets, Nature of Business	21
6.04.	Investments	21
6.05.	Compliance with ERISA	21
6.06.	Restricted Payments	22
6.07.	Transactions with Affiliates	22
6.08.	Amendment of Material Agreements	22
6.09.	Use of Proceeds	23

6.10.	Nature of Business	23
7.	DEFAULT	23
7.01.	Events of Default	23
7.02.	Remedies	26
8.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION	26
8.01.	Definitions	26
8.02.	Principles of Construction	26
9.	OTHER PROVISIONS	27
9.01.	Amendments and Waivers	27
9.02.	Notices	27
9.03.	Assignments and Participations	28
9.04.	No Waiver; Cumulative Remedies	29
9.05.	Survival of Representations and Warranties and Certain Obligations	29
9.06.	Expenses	29
9.07.	Indemnity	31
9.08.	Limitation of Liability	32
9.09.	Counterparts	32
9.10.	Set-off	33
9.11.	Construction	34
9.12.	Governing Law	34
9.13.	Headings Descriptive	34
9.14.	Severability	34
9.15.	Integration	35
9.16.	Consent to Jurisdiction	35
9.17.	Service of Process	36
9.18.	No Limitation on Service or Suit	36
9.19.	WAIVER OF TRIAL BY JURY	36
9.20.	USA Patriot Act Notice	37

Annex I	Definitions
Schedules
Schedule 6.02	Liens in existence on the Effective Date
Exhibits
Exhibit A	Form of Note
Exhibit B	Form of Guarantee
Exhibit C	Form of Security Agreement
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Borrowing Base Certificate

CREDIT AGREEMENT, dated as of December 7, 2009 (this "Agreement"), by and between BROOKRIDGE FUNDING SERVICES, LLC, a North Carolina limited liability company (the "Borrower") and MGM FUNDING, LLC, a North Carolina limited liability company (the "Lender").

AMOUNT AND TERMS OF THE LOANS

Loans

Subject to the terms and conditions of this Agreement, the Borrower may request that the Lender to make loans (each a "Loan" and, collectively, the "Loans") to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of the Maximum Amount and the Borrowing Base.  During the Availability Period, the Borrower may request Loans, prepay Loans in whole or in part in accordance with Section 1.05(a) and request additional Loans, all in accordance with the terms and conditions hereof.  The aggregate outstanding principal balance of the Loans shall be due and payable in full on the Maturity Date.  Nothing herein shall constitute or be construed as an agreement or commitment by Lender to make any Loans or otherwise extend credit pursuant to this Agreement, the making of which Loans or other extensions of credit shall be in the sole and absolute discretion of the Lender.

Note

The Loans shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "Note"), payable to the order of the Lender and representing the obligation of the Borrower to pay the aggregate outstanding principal balance of the Loans, in each case with interest thereon as prescribed in Section 2.01.

The Lender is hereby authorized to record (i) the date and amount of each Loan made by the Lender and (ii) the date and amount of each payment and prepayment of principal of any Loans on the schedule (and any continuations thereof) annexed to and constituting a part of the Note.  No failure so to record or any error in so recording shall affect the obligation of the Borrower to repay the Loans, with interest thereon, as herein provided.

Procedure for Borrowing

The Borrower may request a Loan on any Business Day during the Availability Period, provided that the Borrower shall notify the Lender in writing, which may be by facsimile not later than (i) 1:100 a.m. on the same Business Day, in the case of a request for a Loan in an a principal  amount of $500,000 or less and (ii) 1:00 p.m. two Business Days prior to the date of the requested Loan, in the case of a request for a Loan in an a principal  in excess of $500,000 specifying (A) the aggregate principal amount of Loans to be borrowed and (B) the requested Borrowing Date.  Such notice shall be irrevocable and confirmed immediately by delivery to the Lender of a written Borrowing Request.

Subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Lender, the Lender shall disburse the proceeds of each Loan by wire transfer to a bank account of the Borrower in the United States in accordance with wire transfer instructions provided by the Borrower to the Lender.

Termination, Reduction or Increase of Maximum Amount

The Borrower shall have the right, upon at least three Business Days' prior written notice to the Lender, at any time, to terminate this Agreement or from time to time to permanently reduce the Maximum Amount, provided, however, that any such reduction shall be in the amount of $100,000 or an integral multiple of $100,000 in excess thereof.  Simultaneously with each reduction of the Maximum Amount under this Section, the Borrower shall prepay the Loans as required by Section 1.05(b).

The Borrower shall have the right, upon at least three Business Days' prior written notice to the Lender, at any time, to request that the Lender increase the Maximum Amount by an amount of up to $1,000,000, provided, however, that the determination as to whether to grant such request for an increase shall be made by the Lender in its sole and absolute discretion.

Payments of the Loans

Voluntary Prepayments. The Borrower may, at its option, prepay the Loans without premium or penalty in full at any time or in part from time to time by notifying the Lender in writing not later than the date of such prepayment specifying the principal amount of the Loans to be prepaid and the date of prepayment.  Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified.

Mandatory Prepayments of Loans.  (i) Simultaneously with each reduction of the Maximum Amount under Section 1.04, the Borrower shall prepay the outstanding Loans by the amount, if any, by which the aggregate unpaid principal balance of the Loans exceeds the Maximum Amount  as so reduced.

(ii) If, at any time, the sum of the aggregate outstanding principal balance of the Loans exceeds the Borrowing Base, the Borrower shall immediately prepay the outstanding Loans in an amount equal to such excess.

In General. Simultaneously with each prepayment of the Loans, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

Treatment and Application of Payments

Each payment, including each prepayment, of principal and interest on the Loans shall be made by the Borrower prior to 12:00 noon on the date such payment is due, at the Lender's office set forth in Section 9.02, in lawful money of the United States, in funds immediately available to the Lender and without set-off or counterclaim.  The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made prior to12:00 noon on the next Business Day for the purpose of calculating interest.

If any payment shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

Use of Proceeds

The Borrower agrees that the proceeds of the Loans shall be used solely, directly or indirectly, (i) to finance a portion of the purchase price payable in connection with the Acquisition, (ii) to fund accounts receivable and purchase orders in the operation of its financing business and (iii) to pay the out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents.  Notwithstanding anything to the contrary contained in any Loan Document, the Borrower agrees that no part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

Guarantee

Subject to the limitations therein, all obligations of the Borrower hereunder shall be jointly and severally guaranteed by John A. McNiff III and Michael P. Hilton (the "Guarantors"), pursuant to the terms of a Guarantee in the form of Exhibit B (as the same may be amended, supplemented or otherwise modified from time to time, the "Guarantee").

Security Agreement

All obligations of the Borrower hereunder shall be secured pursuant to the terms of a Security Agreement in the form of Exhibit C (as the same may be amended, supplemented or otherwise modified from time to time, the "Security Agreement").  The Guarantee shall be unsecured.

INTEREST, FEES, YIELD PROTECTIONS, ETC.

Interest Rate and Payment Dates

Prior to Maturity. Except as otherwise provided in Section 2.01(b), prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 20.00%.

Default Rate. If any payment of principal and/or interest is not paid when due (whether at stated maturity, by acceleration or otherwise) the unpaid principal balance of the Loans shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to 4% above the rate which would otherwise be applicable under Section 2.01(a) and any overdue interest or other amount payable under the Loan Documents shall bear interest at a rate per annum equal to 24.00%.  All such interest shall be payable on demand.

In General. Interest on all amounts due and payable hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Except as otherwise provided in Section 2.01(b), interest shall be payable monthly in arrears on the first day of each month (commencing with the first such date to occur after the making of the first Loan hereunder), and, as provided in Section 1.05(c), upon each prepayment of the Loans.

Highest Lawful Rate. At no time shall the interest rate payable on the Loans, together with the Fees and all other amounts payable under the Loan Documents to the Lender, to the extent the same are construed to constitute interest, exceed the maximum rate of interest that at any time may be contracted for, taken, charged or received by the Lender under the Loan Documents under applicable law.  If for any period during the term of this Agreement, any amount paid to the Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted during such period, then such excess amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans in such order as the Lender shall determine.

Taxes; Net Payments

All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents.  In the event that the Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings, the Borrower shall pay such additional amounts to the Lender as may be necessary in order that the actual amounts received by the Lender in respect of interest and any other amounts payable under the Loan Documents after such deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount which would have been received if such deduction or withholding were not required.

The Borrower agrees to pay any current or future stamp or documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment of, supplement to or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

Lender's Records

The Lender's records with respect to the Loans, the interest rates applicable thereto, each payment and prepayment by the Borrower of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed correct absent manifest error.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Lender:

Existence and Power; Subsidiaries

The Borrower is a duly formed and validly existing limited liability company, in good standing under the laws of the State of North Carolina, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on the Borrower.  As of the Effective Date, the Borrower has no Subsidiaries.

Authority and Execution

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its Organizational Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Binding Agreement

The Loan Documents (other than the Note) constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, in each case, to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

Absence of Defaults; No Conflicting Agreements

Neither the Borrower, nor any other Credit Party, is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound.  The execution, delivery and carrying out of the terms of the Loan Documents will not (i) constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any other Credit Party, except for Liens created pursuant to the Loan Documents, (ii) result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement or (iii) result in the violation of any statute, regulation, rule and order of any Governmental Authority which is applicable to it.

Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, or is required as a condition to the validity or enforceability of the Loan Documents, except for the filing of financing statements to perfect the Liens granted pursuant to the Security Agreement.

Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against any Credit Party, maintained by any Credit Party or which may affect the Property of any Credit Party, which could reasonably be expected to have a Material Adverse Effect on any Credit Party, which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

Compliance with Applicable Laws

Neither the Borrower, nor any other Credit Party, is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority.  The Borrower, and each other Credit Party, is in compliance in all material respects with all statutes, regulations, rules and orders applicable to it, including, without limitation, Environmental Laws.

Taxes

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP), and no tax Liens have been filed and no claims are being asserted with respect to such taxes.

Governmental Regulations

Neither the Borrower, nor any Person controlled by, controlling, or under common control with, the Borrower, is subject to regulation under the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

Federal Reserve Regulations; Use of Loan Proceeds

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.  After giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the aggregate assets (as determined by any reasonable method) of the Borrower.

Property

The Borrower has (i) good and marketable title to all of its Property, title to which is material to it, and (ii) a valid leasehold interest in all Property, a leasehold interest in which is material to it, in each case subject to no Liens, except Permitted Liens.

The Borrower owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Plans

Neither the Borrower nor any of its ERISA Affiliates is a party to a multiemployer plan as defined in Section 4001(a)(3) of ERISA.  The Borrower and its ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan established or maintained by the Borrower or its ERISA Affiliates and with respect to each such Pension Plan are not subject to any material liability to the PBGC under Title IV of ERISA.  With respect to each Employee Benefit Plan, the Borrower is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

Environmental Matters

The Borrower is in compliance in all material respects with the requirements of all applicable Environmental Laws, the violation of which could have a Material Adverse Effect on the Borrower.

No hazardous substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any real property owned, leased or operated by the Borrower except in compliance with all applicable Environmental Laws.

The Borrower has not received notice or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability or remedial action arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of, or release or threatened release of any hazardous substance on or from any real property owned, leased or operated by the Borrower or either Company Guarantor.

Security Interests

Subject to the filing of UCC-1 financing statements in the applicable filing offices, the payment of the fees in respect thereof and the filing of continuation statements when required by applicable law, the security interests granted under the Security Agreement constitute valid, binding and continuing duly perfected first priority Liens in and to the Collateral, subject to no other Liens, other than Permitted Liens.

No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are good faith estimates based upon assumptions believed by the Borrower to be reasonable at the time such estimates are made.

Solvency

After giving effect to the Loans to be made on the Effective Date, the Borrower is Solvent.

CONDITIONS TO EFFECTIVENESS AND RIGHT OF BORROWER TO REQUEST LOANS

Conditions Precedent to Effectiveness

The effectiveness of this Agreement, and the willingness of the Lender to consider making a Loan on the first Borrowing Date, is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

This Agreement

The Lender shall have received counterparts of this Agreement duly executed by an Authorized Signatory of the Borrower.

Note

The Lender shall have received the Note, duly executed by an Authorized Signatory of the Borrower.

Security Agreement

(i)           The Lender shall have received the Security Agreement, duly executed by an Authorized Signatory of the Borrower, together with such financing statements and other documents as the Lender may require in connection with the perfection of its security interests therein.

(ii)           The Lender shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each public office where Liens are or may be filed disclosing that there are no Liens of record in such official's office covering any Collateral or showing the Borrower as debtor thereunder (other than Permitted Liens).

Guarantees

The Lender shall have received the Guarantee, duly executed by the Guarantors.

Evidence of Action

The Lender shall have received a certificate, dated the Effective Date, of the managers of the Borrower:

attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary company action (in form and substance satisfactory to the Lender) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, attaching a true and complete copy of its Organizational Documents,

attaching a certificate of good standing of the Secretary of State of the State of North Carolina and of the Secretary of State of the State of Connecticut, issued not more than 10 days prior to the Effective Date, and setting forth the incumbency of its managers (or other analogous counterpart) who may sign the Loan Documents to which it is a party, including therein a signature specimen of each such manager (or other analogous counterpart).

Managers' Certificate

The Lender shall have received a certificate, in all respects satisfactory to the Lender, of the managers of the Borrower, dated the Effective Date, certifying that:

Absence of Litigation.  There is no injunction, writ, preliminary restraining order or other order of any nature by which the Borrower is bound or to which any of its Property is subject issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced against the Borrower or is pending or, to the knowledge of the Borrower, threatened against the Borrower, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

Approvals and Consents.  All approvals and consents of all Persons required to be obtained in connection with the consummation by the Borrower of the transactions contemplated by the Loan Documents have been obtained and are in full force and effect, and all notices required to be given by the Borrower have been given and all required waiting periods applicable to the Borrower have expired.

Absence of Material Adverse Change.  No Material Adverse Change in the business, assets, liabilities, financial condition or results of operations of the Borrower has occurred since the date of the formation of the Borrower.

No Liens other than Permitted Liens.  Upon the making of the Loans on the Effective Date, there exist no Liens on any Property of the Borrower other than Permitted Liens.]

Borrowing Base Certificate

The Lender shall have received a duly completed and executed Borrowing Base Certificate.

Participation Agreements

The Lender shall have received copies of all Participation Agreements to which the Borrower is party, certified as true and complete by a manager of the Borrower, which Participation Agreements shall be satisfactory in form and substance to the Lender.

Subordination Agreements

The Lender shall have received with respect to each Participation Agreement a Subordination Agreement executed by an Authorized Signatory of the Borrower and the participant party to such Participation Agreement.

Acquisition

The Lender shall have received a certificate, dated the Effective Date and signed by the managers of the Borrower,

confirming that the Acquisition has been consummated in accordance with the terms and conditions of the Acquisition Agreement, which shall be in form and substance reasonably satisfactory to the Lender and attaching (A) a true and complete copy of the Acquisition Agreement and all documents and instruments executed and delivered in connection therewith and (B) any information the Lender may reasonably require regarding the assets and liabilities of the Borrower immediately after giving effect to the consummation of the Acquisition.

Other Documents

The Lender shall have received such other documents, each in form and substance reasonably satisfactory to the Lender, as the Lender shall reasonably require in connection with the making of the Loans.

Certain Conditions Precedent to Each Loan Request

The willingness of the Lender to consider making a Loan (including, without limitation, the Loan on the first Borrowing Date) is subject to the satisfaction of the following conditions precedent:

Compliance

On the Borrowing Date after giving effect to the Loans to be made on such date, (i) the Borrower shall be in compliance with all of the terms, covenants and conditions of the Loan Documents to which it is a party, (ii) there shall exist no Default or Event of Default, (iii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent the same relate solely to an earlier date, (iv) no Material Adverse Change shall have occurred with respect to any Credit Party and (v) and all outstanding Loans plus the requested Loan shall not exceed the Borrowing Base.

Loan Closings

All documents required by the provisions of the Loan Documents to be executed or delivered to the Lender on or before the applicable Borrowing Date shall have been executed and shall have been delivered to the Lender on or before such Borrowing Date.

Borrowing Request and Borrowing Base Certificate

The Lender shall have received a Borrowing Request and Borrowing Base Certificate, duly executed by an Authorized Signatory of the Borrower.

Each request for a Loan and the acceptance by the Borrower of the proceeds thereof shall constitute a representation and warranty by the Borrower, as of the date of the Loans comprising such borrowing, that the conditions specified in Subsections 4.02(a) and (b) have been satisfied.

AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Lender, the Borrower shall:

Financial and Other Information

Maintain a standard system of accounting in accordance with GAAP, and furnish to the Lender:

As soon as available, but in any event within (i) 20 days after the end of each calendar month, a balance sheet of the Borrower as at the end of the prior calendar month, together with the related statements of operations, members' equity and cash flows for such month and (ii) 30 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year, together with the related statements of operations, members' equity and cash flows for such fiscal year, in each case prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and certified by a manager of the Borrower as being complete and correct in all material respects and as presenting fairly the financial condition and the results of operations of the Borrower (subject to normal year-end adjustments) as at the dates and for the periods covered thereby,

Concurrently with the delivery of the financial statements required by Section 5.01(a), a certificate of a manager of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

Prompt written notice if: (i) any Indebtedness of any Credit Party is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Note) or (iii) the holder of, or any obligee with respect to, any Indebtedness of any Credit Party has the right to declare any such Indebtedness due and payable prior to its stated maturity;

Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming any Credit Party a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on any Credit Party or that expressly calls into question the validity or enforceability of any of the Loan Documents, (ii) any lapse or other termination of any material license, permit, franchise or other authorization of any Credit Party, or (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect on any Credit Party;
Prompt written notice of: (i) any development in its business affairs which could reasonably be expected to have a Material Adverse Effect on any Credit Party, disclosing the nature thereof, and (ii) any information (coming to its attention) which indicates that any financial statements which are the subject of any representations contained in this Agreement, or which are furnished to the Lender pursuant to this Agreement, fail, to a material extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof;

Prompt written notice of the occurrence of an Event of Default or Default hereunder, setting forth details of such Event of Default or Default and the action which is proposed to be taken with respect thereto;

not later than 30 calendar days after the last day of each calendar month, a Borrowing Base Certificate indicating a computation of the Borrowing Base as of the last day of such month executed by an Authorized Signatory of the Borrower;

within 30 days after the last day of each calendar month, (i) an accounts receivable aging report as of the last day of such month, organized by invoice date and (ii) an accounts payable aging report as of the last day of such month;

not later then Tuesday of each week, a report with respect to the preceding week for each account debtor on accounts that have been purchased, in form and substance satisfactory to the Lender, itemizing gross funds employed thereon, applicable client reserves and the amount of each related purchase order and receivable and the aging thereof.  The Borrower shall not grant any allowances or credit to any account debtor without notice to and without prior written consent of the Lender.

Such other information as the Lender shall reasonably request from time to time.

Existence, Maintenance of Properties, Insurance, Licenses

(a) At all times preserve and keep in full force its corporate existence and rights; (b) observe and comply in all material respects with all laws, rules and regulations applicable to it, including, without limitation, ERISA and all Environmental Laws; (c) at all times maintain and preserve all Property used or necessary in the conduct of its affairs and keep the same in good repair, working order and condition; (d) beginning 30 days after the Effective Date and at all times thereafter, keep its insurable Properties adequately insured at all times, by financially sound and reputable insurers, and maintain such insurance, to such extent and against such risks, as is customary (including self-insurance) in the case of comparable businesses or as may be required by law; (e) conduct and operate its affairs in substantially the manner in which they are presently conducted and operated; and (f) maintain, in full force and effect, all material licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of its business.  Not later than 30 days after the Effective Date, the Borrower shall provide the lender with evidence that all insurance policies have been indorsed to provide, in respect of the interests of the Lender, that (i) the Lender shall be an additional insured on liability coverage and loss payee on property coverage and (ii) 30 days' prior written notice of any cancellation or modification thereof or any reduction of amounts payable thereunder shall be given to the Lender.

Payment of Taxes, Indebtedness, etc.

Pay and discharge when due (i) all taxes, assessments and governmental charges and levies upon, or with respect to the Borrower and upon its Property prior to the date penalties attach thereto, and (ii) all Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (x) have a Material Adverse Effect on the Borrower, or (y) become a Lien upon any Property, in each case, unless being contested by the Borrower in good faith by appropriate proceedings, and the Borrower shall have set aside adequate reserves therefor.

Maintenance of Records; Inspection; Collateral Audit

At all times maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times during normal business hours and as often as the Lender may reasonably request upon reasonable notice, permit any Lender representative to visit and inspect any of the properties of the Borrower, and to make extracts from its books and to discuss its affairs, finances and accounts with its managers and its independent certified public accountants or other parties preparing statements for or on behalf of the Borrower.

NEGATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Lender, the Borrower shall not, directly or indirectly:

Indebtedness

Create, incur, assume or permit to exist any Indebtedness, except: (i) Indebtedness due under the Loan Documents, (ii) other Indebtedness to the Lender (Indebtedness in respect of guarantees executed in favor of the Lender) and (iii) Indebtedness of the Borrower pursuant to Participation Agreements approved by the Lender.

Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except: (i) Liens in favor of the Lender, (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent, (iii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iv) Liens arising by operation of law such as mechanics', materialmen's, carriers', and warehousemen's liens incurred in the ordinary course of business which are not delinquent, (v) judgment liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed, (vi) unexercised banker's Liens; (vii) Liens on assets securing Indebtedness permitted by Section 6.01(iii), provided that such Lien (A) attaches only to the assets which are the subject of the Participation Agreement giving rise to such Indebtedness and (B) is subordinated pursuant to a Subordination Agreement, (viii) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or materially detract from the value of the relevant assets of the Borrower, (ix) Liens to the extent arising solely from the filing of protective Uniform Commercial Code Financing Statements in respect of equipment leased to the Borrower in the ordinary course of its business under true, as opposed to finance, leases, (x) any interest or title of a lessor secured by a lessor's interest under any lease permitted by the Loan Documents and (xi) Liens in existence on the Effective Date as set forth on Schedule 6.02 (the foregoing, collectively, "Permitted Liens").

Merger, Sale of Assets, Nature of Business

Consolidate with, be acquired by, or merge into or with any Person, or liquidate, wind up or dissolve or sell, lease or otherwise dispose of any of its Property, except in the ordinary course of business, or materially change the nature of its business as conducted on the Effective Date.

Investments

Make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, by capital contribution or otherwise, in or with any Person (each of the foregoing, an "Investment"), except (i) any money market account maintained at the Lender or investment account maintained at an affiliate of the Lender and (ii) the purchase of assets in the ordinary course of the Borrower's business pursuant to Purchase Agreements.

Compliance with ERISA

(i) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any material liability to the Borrower, or (ii) permit, with respect to any Employee Benefit Plan any prohibited transaction or prohibited transactions under ERISA or the Code, resulting in any material liability to the Borrower, or (iii) permit to exist any occurrence of any reportable event as defined in Section 4043(c) of ERISA with respect to a Pension Plan if with respect to such reportable event there is or would be any material liability of the Borrower.

Restricted Payments

Declare or pay any dividends in cash or otherwise, or set apart any sum for the payment of dividends on, or make any other distribution by reduction of capital or otherwise in respect of any shares of its stock of any class or any other equity interest or warrant or right, other than (i) dividends and distributions paid in cash by the Borrower to its members, in the manner and to the extent provided by the Borrower's operating agreement, for the sole purpose of paying ongoing estimated and actual federal, state and local income tax liabilities, if any, of such members resulting solely from the inclusion of the Borrower's net income in such members' taxable income, (ii) dividends and distributions payable by the Borrower to Anchor Funding Services, Inc. pursuant to Section 3.3 of the operating agreement of the Borrower as in effect on the date hereof and (iii) dividends and distributions to which the Lender shall have given its prior written consent.

Transactions with Affiliates

Enter into any transactions, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except (i) the Loan Documents, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower as would obtain in any arm's-length transaction with a Person not an Affiliate and (iii) transactions to which the Lender has given its prior written consent.

Amendment of Material Agreements

Amend, modify or waive any of its rights under (i) its articles of formation or operating agreement, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Lender or (ii) any Purchase Agreement without the prior written consent of the Lender.

Use of Proceeds

Use the proceeds of the Loans any purpose other than the purposes set forth in Section 1.07.

Nature of Business

Engage in any business or business activity other than the businesses and business activities conducted by the Borrower as of the Effective Date and activities reasonably similar, complementary, ancillary or related thereto.

DEFAULT

Events of Default

Each of the following shall constitute an "Event of Default" hereunder:

The failure of the Borrower to make any payment of principal on the Loans on the date when due and payable; or

The failure of the Borrower to make any payment of interest, expenses or other amounts payable under any Loan Document; or

The failure of the Borrower to observe or perform any covenant or agreement contained in Section 1.07, 5.01(a), (b), (g), (h) or (i), or Article 6; or

The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party, which failure shall have continued unremedied for a period of 5 days after the occurrence thereof; or

Any representation, warranty, certification or statement made by the Borrower (or any of its managers) in any Loan Document to which it is a party, or in any certificate, financial statement or other document delivered or to be delivered by it pursuant thereto, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(i) Any Indebtedness of the Borrower (other than its obligations hereunder) in an amount in excess of $100,000, whether as principal, guarantor, surety or other obligor (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any obligation referred to in clause (i) of this Subsection (f) shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

The Borrower or any Guarantor shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Guarantor; or

(1) An order for relief is entered under the United States bankruptcy laws, or (2) any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Guarantor bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Guarantor or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Guarantor, and any such decree or order under this clause (2) continues unstayed and in effect for a period of 45 days; or

Judgments or other orders for the payment of money aggregating in excess of $50,000 or nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Borrower shall be rendered against the Borrower and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(i) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least "A" by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any obligor thereunder shall so assert in writing or shall disavow any of its obligations thereunder or hereunder; or

(i) Any Termination Event shall occur; (ii) any accumulated funding deficiency as defined in Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any prohibited transaction involving any Employee Benefit Plan; (iv) the Borrower shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980(B)(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which would have a Material Adverse Effect on any Credit Party; or

the Lender, for any reason in its sole and absolute discretion, deems itself insecure with respect to the repayment or performance of the Loans and the other Obligations;

A Material Adverse Change shall have occurred with respect to any Credit Party; or

A Change in Management shall have occurred.

Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in Section 7.01(g) or 7.01(h), (i) the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, (ii) the right of the Borrower to request Loans shall immediately terminate and the Lender shall have no obligation to consider requests for the making of any additional Loans hereunder, and (iii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Lender may by notice to the Borrower, (x) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under any Loan Documents to be due and payable, whereupon the same shall immediately become due and payable, and (y) declare the right of the Borrower to request Loans to be immediately terminated, whereupon the Lender shall have no obligation to consider requests for the making of additional Loans hereunder, and (ii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, presentment, demand, protest and all other notices of any kind being in each case hereby expressly waived by the Borrower.

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

Definitions

In addition to terms defined elsewhere in the Loan Documents, capitalized terms appearing in this Agreement are used as defined in Annex I hereto

Principles of Construction

All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, Subsection, schedule and exhibit references contained therein shall refer to Sections or Subsections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

The phrase "may not" is prohibitive and not permissive.

Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York City.

Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

OTHER PROVISIONS

Amendments and Waivers

No amendment or waiver of any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be in writing and signed by all parties, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested, with first-class postage and fees prepaid, (iii) on the next Business Day after being consigned, for next business day delivery, to Federal Express or another comparable overnight courier service, or (iv) when sent by facsimile transmission upon electronic confirmation of receipt, addressed as follows:

The Borrower:

Brookridge Funding Services, LLC
10801 Johnston Road, Suite 210
Charlotte, NC  28226

Attention: Brad Bernstein
Telephone:   (866) 950-6669 (ext. 303)
Fax:  (561) 961-9005
Brookridge Funding Services, LLC
26 Mill Plain Road
Danbury, CT  06811

Attention: Michael P. Hilton
Telephone:   (203) 790-7301
Fax:  (203) 790-7326
The Lender:

MGM Funding, LLC
2799 NW 2nd Avenue, Suite 218
Boca Raton, FL  33431

Attention: Morry Rubin
Telephone:   (561) 961-5000
Fax:   (561) 961-5005

except that any notice by the Borrower to the Lender pursuant to Section 1.03 shall not be effective until received.  Any party to a Loan Document may change its address for notices by giving notice to each of the other parties as provided in this Section, but such notice shall not be effective against any such party until actually received.  Any party to a Loan Document may rely on signatures thereon which are transmitted by fax or other electronic means as fully as if manually signed.

Assignments and Participations

This Agreement, the Note and the other Loan Documents to which the Borrower is a party shall be binding upon and inure to the benefit of the Borrower and the Lender, all future holders of the Note and their respective successors and assigns, provided, however, that the Borrower may neither delegate its liabilities and obligations, nor assign its rights and benefits, under any Loan Document to any Person.  The Lender shall have the right at any time, upon written notice to the Borrower, to sell, assign, transfer or negotiate, or grant participations in, all or any part of the Lender's rights with respect to the Loans to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided, however, the Borrower shall not, at any time, be obligated to pay any participant hereunder any sum pursuant to Section 2.02 in excess of the sum which the Borrower would have been obligated to pay to the Lender in respect of such interest had the Lender not sold such participation.   The Lender may at any time assign all or any part of its rights under the Loan Documents to a Federal Reserve Lender, without notice to the Borrower, provided that any such assignment shall not release the Lender from its obligations thereunder.

No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Survival of Representations and Warranties and Certain Obligations

All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

The obligations of the Borrower under Sections 2.03 9.06 and 9.07 shall survive the payment of the Loans and all other amounts payable under the Loan Documents.  The Lender's determination of any amount or amounts owed by the Borrower to it under any such Section shall be presumed correct absent manifest error.

Expenses

The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether or not any Loans are made, (i) to pay or reimburse the Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of the Lender's counsel, (ii) to pay or reimburse the Lender for all of its costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and (B) the enforcement of this Section, and (iii) to pay, indemnify and hold the Lender and each of its managers, officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement involving the Lender, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment not prohibited under applicable law; provided, however, that the Borrower shall have no obligation to pay any of the liabilities set forth in this Section to the Lender arising from the finally adjudicated gross negligence or willful misconduct of the Lender or claims between one indemnified party and another indemnified party.

Indemnity

The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates, managers, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact by any Credit Party in any document or schedule executed or filed with any Governmental Authority by or on behalf of such Credit Party; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of the Loans, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto; or (iv) any acquisition or proposed acquisition by any Credit Party of all or a portion of the stock, or all or a portion of the assets, of any Person whether such Indemnified Person is a party thereto.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under this Agreement or any other Loan Document or at common law or otherwise, and shall survive any termination of this Agreement or any other Loan Document and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent determined in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person.

Limitation of Liability

No claim may be made by the Borrower or any other Person against the Lender or any managers, directors, officers, employees or agents of the Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Counterparts

Each Loan Document (other than the Note) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.  It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged.  A counterpart of any Loan Document, and of any an amendment, modification, consent or waiver to or of any Loan Document, transmitted by telecopy shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with the Borrower and the Lender.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

Set-off

In addition to any rights and remedies of the Lender provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or 7.01(b), the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Lender, any amount owing from the Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events.  To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Construction

The Borrower represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

Governing Law

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of North Carolina, without regard to conflicts or choice-of-law principles thereof.

Headings Descriptive

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

Integration

All exhibits to a Loan Document shall be deemed to be a part thereof.  The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter thereof and supersede all prior agreements and understandings between the Borrower and the Lender with respect to the subject matter thereof.

Consent to Jurisdiction

Each of the Borrower and the Lender hereby irrevocably submits to the jurisdiction of any North Carolina State or Federal court sitting in Mecklenburg County, North Carolina over any suit, action or proceeding arising out of or relating to the Loan Documents.  Each of the Borrower and the Lender hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the Borrower and the Lender hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

Service of Process

Each of the Borrower and the Lender hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9.02.  Each of the Borrower and the Lender hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

No Limitation on Service or Suit

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Lender to serve process in any manner permitted by law or limit the right of the Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

WAIVER OF TRIAL BY JURY

EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER, OR COUNSEL TO THE LENDER, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

USA Patriot Act Notice

In the event the Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), the Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

BROOKRIDGE FUNDING SERVICES, LLC

By:	/s/ John A. McNiff III
Name: John A. McNiff III
Title: Manager

By:	/s/ Michael P. Hilton
Name: Michael P. Hilton
Title: Manager

MGM FUNDING, LLC

By:	/s/ Morry Rubin
Name: Morry Rubin
Title: Managing Member

ANNEX I
DEFINITIONS

"Accounts": Purchased Accounts and Purchased Invoices.

"Acquisition": the purchase by the Borrower of certain assets of Brookridge Funding, LLC pursuant to the Acquisition Agreement.

"Acquisition Agreement": The Asset Purchase Agreement dated as of December 4, 2009, by and among the Borrower, as purchaser, Brookridge Funding, LLC, a Delaware limited liability company, as seller, Anchor Funding Services, Inc., a Delaware corporation, Michael P. Hilton, an individual and John A. McNiff III, an individual.

"Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Authorized Signatory": as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Lender) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (acceptable to the Lender).

"Availability Period": the period commencing on the Effective Date and ending on the Business Day immediately preceding the Maturity Date.

"Borrowing Availability": on the date of any Loan request, the excess of (i) the lesser of (a) the Borrowing Base and the (b) the Maximum Amount, each computed at such date, over (ii) the outstanding principal amount of the Loans computed at such date prior to giving effect to the requested Loan.

"Borrowing Base": on any date, shall mean the "Calculated Loan Availability" defined and computed as of such date in accordance with the Borrowing Base Certificate, based on the Eligible Accounts as of such date.

"Borrowing Base Certificate": a certificate substantially in the form of Exhibit E hereto, duly completed and executed by an authorized signatory of the Borrower.

"Borrowing Date": any date upon which a Loan is made hereunder.

"Borrowing Request": a request in the form of Exhibit D, duly completed and executed by an authorized signatory of the Borrower.

"Business Day": any day other than a Saturday, a Sunday or a day on which commercial banks located in North Carolina are authorized or required by law or other governmental action to close.

"Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

"Change in Management": that at any time each of John A. McNiff III and Michael P. Hilton shall cease (whether due to retirement, disability, death or otherwise) to hold the office, serve in the capacity or exercise the managerial policy-making responsibilities which on the date hereof he holds, serves in or exercises with or on behalf of the Borrower, unless he is replaced within 6 months by another individual or individuals reasonably acceptable to the Lender.

"Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

"Collateral": the Property in which a security interest has been granted to the Lender pursuant to the Security Agreement.

"Credit Party": the Borrower, the Guarantors and each other party (other than the Lender) to a Loan Document.

"Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

"Effective Date": December 7, 2009.

"Eligible Accounts " shall mean Accounts subject to a fully perfected first priority security interest in favor of the Lender pursuant to the Security Agreement and which conform to the representations and warranties contained in the Security Agreement, reduced by the amount of any returns, discounts, claims, credits and allowances of any nature and less reserves for other matters affecting the creditworthiness of account debtors owing the Purchased Accounts and Purchased Invoices, but specifically excluding the following:

(1) Purchased Accounts outstanding 90 days or more after the invoice date thereof,

(2) Purchased Invoices outstanding 150 days or more after the purchase order date thereof,

(3) all Accounts due from (i) any Affiliate of the Borrower or (ii) from an account debtor which is the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other analogous condition,

(4) all Accounts subject to a purchase money security interest or other Lien in favor of any person, except a Lien granted in connection with a Participation Agreement and subject to a Subordination Agreement,

(5) Accounts from any government (federal, state, local or foreign) or any agency, bureau or department thereof,

(6) contra accounts,

(7) Accounts subject to any dispute, setoff, counterclaim or other claim or defense on the part of the account debtor denying liability in whole or in part,

(8) Accounts not payable in U.S. Dollars or which are not evidenced by an invoice or purchase order or which are evidenced by an instrument or chattel paper,

(9) Accounts due from a customer of a client of the Borrower 25% or more of whose Accounts (by dollar amount) due to the client consist of Purchased Accounts outstanding 90 days or more after the invoice date thereof and/or Purchased Invoices outstanding 150 days or more after the purchase order date thereof,

(11) Accounts due from an account debtor with no regular place of business in the United States (unless such Accounts are secured by clean letters of credit in favor of the Borrower and in which the Lender has a fully perfected first priority security interest, are secured by letters of credit in favor of the Lender or which are assigned to the Lender (provided that in each of the foregoing situations the letter of credit is (x) in form and substance acceptable to the Lender and (y) issued by a bank or insurance company, as applicable, doing business in the United States and acceptable to the Lender).]

"Employee Benefit Plan": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower.

"Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et. seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et. seq.; (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, 49 USCA §5101 et seq. and (viii) all rules, regulations judgments decrees injunctions and restrictions thereunder and any analogous state law.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

"ERISA Affiliate": with respect to a Pension Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Section 414 of the Code of which the Borrower or any Subsidiary of the Borrower is a member.

"Event of Default": any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time or any other condition has been satisfied.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Authority": any court, or any federal or foreign, state, municipal or other governmental department, commission, board, bureau, agency, authority, instrumentality, or any arbitrator.

"Guarantees" and "Guarantors": as defined in Section 1.08.

"Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person, (v) all liabilities secured by any Lien on any Property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due), (vi) all guarantees or other liabilities with respect to any Indebtedness of any other Person and (vii) all lease obligations which are required to be capitalized under GAAP.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents": collectively, this Agreement, the Note, the Guarantee, the Security Agreement and any other document delivered pursuant to this Agreement.

"Loans": as defined in Section 1.01.

"Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

"Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

"Material Adverse Change; Material Adverse Effect": with respect to any Person, a material adverse change in, or effect on, as the case may be (i) the financial condition, operations, business or Property of such Person, (ii) the ability of such Person to perform its obligations under the Loan Documents or (iii) the ability of the Lender to enforce the Loan Documents.

"Maturity Date": the date occurring on the first anniversary of the Effective Date, such earlier date on which all outstanding Loans shall become due and payable, whether by acceleration or otherwise or such later date to which the maturity of the Loan may be extended by the Lender, provided that the Maturity Date shall be deemed to be automatically extended on each anniversary of the original Maturity Date if (i) no Default exists on such date and (ii) the Lender has not notified the Borrower of its intention to terminate this Agreement as of such date.

"Maximum Amount": $3,700,000, as such figure may be increased or reduced from time to time pursuant to Section 1.04.

"Note": as defined in Section 1.02.

"Obligations": (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Credit Party to the Lender under the Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Credit Party pursuant to the Loan Documents.

"Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"Participation Agreement": an agreement between the Borrower and another Person (the "Participant") pursuant to which the participant acquires a participation interest in the Borrower's financing relationship with a client.

"PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

"Pension Plan": at any date of determination, any Employee Benefit Plan (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

"Permitted Liens": as defined in Section 6.02.

"Person": an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Property": all types of real, personal, tangible, intangible or mixed property.

"Purchase Agreements": (i) purchase order purchase agreements pursuant to which the Borrower purchases purchase orders issued to its clients by customers of such clients in connection with the purchases of inventory by such customers from such clients and (ii) accounts receivable purchase agreements pursuant to which the Borrower purchases accounts receivable of its clients arising from transactions in the ordinary course of business between such clients and their customers, each such agreement to be in the form delivered to and approved by the Lender.

"Purchased Accounts": accounts receivable of clients of the Borrower arising from transactions in the ordinary course of business between such clients and their customers and purchased by the Borrower pursuant to Purchase Agreements.

"Purchased Invoices": purchase orders issued to clients of the Borrower by customers of such clients in connection with the purchases of inventory by such customers from such clients and purchased by the Borrower pursuant to Purchase Agreements.

"Security Agreement": as defined in Section 1.09.

"Solvent": means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Subordination Agreement": an agreement among the Borrower, the Lender and a participant party to a Participation Agreement subordinating to the Lien of the Lender any Liens granted to such participant in connection with such Participation Agreement.

"Subsidiary": any corporation or other Person, at least a majority of the outstanding Capital Stock of which is owned (either directly or indirectly) by the Borrower.

"Taxes": any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

"Termination Event": with respect to any Pension Plan, (i) a reportable event set forth in Section 4043(c), 4063(a) or 4068(f) of ERISA or an event requiring security to a Pension Plan under Section 401(a)(29) of the Code, (ii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

Exhibit A

NOTE

$3,700,000 December 7, 2009
Charlotte, North Carolina

For Value Received, BROOKRIDGE FUNDING SERVICES, LLC, a North Carolina limited liability company (the "Borrower"), hereby promises to pay to the order of MGM FUNDING, LLC (the "Lender") on the Maturity Date, the lesser of THREE MLILION SEVEN HUNDRED THOUSAND and 00/100 DOLLARS ($3,700,000.00), or the outstanding principal balance of the Loans made by the Lender, and to pay interest from the date hereof on the principal balance thereof from time to time outstanding, at the rate or rates, and at the times, set forth in the Credit Agreement, of even date herewith, by and between the Borrower and the Lender (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), in each case at the office of the Lender located at 2799 NW 2nd Avenue, Suite 218, Boca Raton, FL 33431, or at such other place as the Lender may specify from time to time, in lawful money of the United States of America in immediately available funds.

Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

The Loans evidenced by this Note are prepayable in the amounts and under the circumstances, and the maturity is subject to acceleration upon the terms, set forth in the Credit Agreement.  This Note is the Note under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, the (i) date and amount of each Loan made by the Lender and (ii) date and amount of each payment or prepayment of principal of, any Loan.  No failure so to record or any error in so recording shall affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Loans as set forth in such schedule shall be presumed to be correct absent manifest error.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

This Note may be amended only by an instrument in writing executed pursuant to the provisions of Section 9.01 of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

BROOKRIDGE FUNDING SERVICES, LLC

By:	/s/
Name: John A. McNiff III
Title: Manager

By:
Name: Michael P. Hilton
Title: Manager

SCHEDULE

to

NOTE

Date	Amount of Advance	Amount of principal paid or prepaid	Notation Made By